Exhibit 99.1

CHAMBERS STREET PROPERTIES ANNOUNCES RETIREMENT OF CEO
PRINCETON, N.J. - Nov. 10, 2014 - Chambers Street Properties (NYSE:CSG) ("Chambers Street" or the "Company"), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, today announced that President, Chief Executive Officer and Founder Jack Cuneo plans to retire from the Company. Cuneo will continue in his role until a successor is named and will be available to provide consulting services to the Company for a period of time after that. At the time of his retirement, Cuneo will also resign from his position as trustee. The search for a new chief executive officer will be led by the Nominating and Corporate Governance Committee and will commence immediately.
Cuneo said, “It has been an honor to lead Chambers Street since its founding in 2004. I am extremely proud of all we have accomplished in building this company into what it is today, and I am confident that Chambers Street is well positioned for continued success. Given the Company’s excellent portfolio and strong financial position, this is the right time for me to hand over the reins to new leadership who will take this Company to its next phase of growth and success. "
Charles E. Black, chairman of the board of trustees, said, “On behalf of the board of trustees, I would like to thank Jack for his leadership, perseverance and many contributions to Chambers Street. Jack has built this company into a premier real estate firm that is well positioned for increased growth and expansion. We wish him well in his next phase. Our board of trustees looks forward to naming a successor who will work with the board to execute a strategic vision to take this exceptional company to its next level of growth."
The Company reconfirmed annual guidance for Core FFO per share to a range of $0.66 to $0.69 provided in its October 30th third quarter 2014 earnings announcement.
About Chambers Street Properties (NYSE:CSG)
Chambers Street is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of September 30, 2014, Chambers Street owned or had a majority interest in 129 properties located across 20 U.S. states, France, Germany, and the United Kingdom encompassing approximately 36.3 million rentable square feet. For additional information, please visit www.ChambersStreet.com.
Investor Relations
Chambers Street Properties
Heather Gentry, 609-806-2682
Heather.Gentry@CSPREIT.com

Media
Trevor Gibbons, 212-704-8166    Rebecca Kral, 212-729-2483
Trevor.gibbons@edelman.com    Rebecca.kral@edelman.com

Forward-Looking Statements
This press release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our assets, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as: general volatility of the securities markets in which we participate; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving and maintaining corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks or epidemics in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other of our documents that are on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

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